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                                                                       EXHIBIT 5

                              Rosenman & Colin LLP
                               575 Madison Avenue
                               New York, NY 10022



July 16, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

         We have been requested by Magnum Sports & Entertainment, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 covering (i) 2,809,879 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company held by the selling stockholders named therein and (ii) 4,259,501 shares of Common Stock (the "Warrant Shares") issuable to the selling stockholders named therein upon exercise of certain warrants to purchase Common Stock (the "Warrants").

         In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. Based upon such examination, it is our opinion that:

         (i) The Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

         (ii) The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Rosenman & Colin LLP


By_______________________
         A Partner